Exhibit 99.1

Garrett Motion Reports Fourth Quarter 2022 Financial Results
Fourth Quarter 2022 Highlights
•Reported net sales totaled $898 million, up 4% on a GAAP basis, up 15% at constant currency*
•Net income totaled $112 million; Net income margin 12.5%
•Adjusted EBITDA* totaled $140 million; Adjusted EBITDA margin* of 15.6%
•Net cash provided by operating activities totaled $137 million
•Adjusted free cash flow* totaled $132 million
YTD 2022 Highlights
•Net sales totaled $3,603 million, down 1% on a GAAP basis, up 8% at constant currency*
•Net income totaled $390 million; Net Income Margin 10.8%
•Adjusted EBITDA* was $570 million; Adjusted EBITDA margin* was 15.8%
•Net cash provided by operating activities totaled $375 million
•Adjusted free cash flow* totaled $313 million
•Delivered outlook for 2022

ROLLE, Switzerland, February 14, 2023 – Garrett Motion Inc. (Nasdaq: GTX, GTXAP), a leading differentiated technology provider for the automotive industry, today announced its financial results for the quarter and year ended December 31, 2022.

$ millions (unless otherwise noted)	Q4 2022	Q4 2021	Full Year 2022	Full Year 2021
Net sales	898	862	3,603	3,633
Cost of goods sold	737	707	2,920	2,926
Gross profit	161	155	683	707
Gross profit %	17.9%	18.0%	19.0%	19.5%
Selling, general and administrative expenses	52	50	216	216
Income before taxes	135	89	496	538
Net income	112	128	390	495
Net income margin	12.5%	14.8%	10.8%	13.6%
Adjusted EBITDA*	140	129	570	607
Adjusted EBITDA margin*	15.6%	15.0%	15.8%	16.7%
Net cash provided by (used for) operating activities	137	136	375	(310)
Adjusted free cash flow*	132	151	313	367
* See reconciliations to the nearest GAAP measure in pages 5-13

"Fourth quarter 2022 results showed a strong rebound across all regions and product lines, compared with the same period a year ago. Fourth quarter net sales increased 4% on a reported basis and 15% at constant currency, as we continue to flex our variable cost structure to manage macro volatility, successfully offsetting both foreign exchange and inflationary pressures,” said Garrett President and CEO, Olivier Rabiller.

“For the full year of 2022, net sales were $3.6 billion down by 1% on a reported basis and up by 8% on a constant currency basis, with strong operational performance and solid full year cash generation. We expect to profitably grow share of demand and generate strong free cash flow in 2023 as we continue to focus on solid execution in a gradually improving macro environment.”

"I am also pleased to report that Garrett continues to gain momentum and leverage our increasing investment in electrification technology. In 2022, we were awarded three new contracts with major global OEMs and key innovators to produce our advanced fuel cell compressor products including commercial vehicle applications. In addition, our efforts have resulted in Garrett’s first differentiated high-speed E-Axle pre-development project award with a major global automaker. We remain focused on creating new and differentiated technology solutions addressing critical electrification challenges across all platforms."

Results of Operations

Net sales for the fourth quarter of 2022 were $898 million, representing an increase of 4% (including an unfavorable impact of $89 million or 11% due to foreign currency translation) compared with $862 million in the fourth quarter of 2021. The increase in net sales was driven by successful recoveries on inflation pass through and improved product mix primarily due to commercial vehicles and aftermarket.

Cost of goods sold for the fourth quarter of 2022 was $737 million compared with $707 million in the fourth quarter of 2021 primarily due to volume, product mix and inflation on commodities, transportation and energy which contributed to an increase of $4 million, $42 million and $53 million, respectively. In addition there was a $4 million increase in Research and development ("R&D") costs which reflects our shift in investment in electrification technologies. This increase was partially offset by favorable foreign currency impacts which contributed to a decrease of $67 million and continued focus on productivity of $6 million.

Gross profit totaled $161 million for the fourth quarter of 2022 as compared to $155 million in the fourth quarter of 2021, with a gross profit percentage for the fourth quarter of 2022 of 17.9% as compared to 18.0% in the fourth quarter of 2021. The increase in gross profit was primarily due to $56 million of inflation recoveries from customer pass-through agreements net of pricing reductions and a favorable product mix which impacted gross profit by $6 million. Gross profit also increased by $22 million from higher productivity and $2 million due to higher volume. These increases were partially offset by $53 million on commodities, transportation and energy costs inflation, $4 million of higher R&D costs and $23 million of unfavorable foreign currency translational, transactional and hedging effects.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2022 increased to $52 million from $50 million in the fourth quarter of 2021. We saw a $5 million benefit from favorable foreign exchange rates compared to the prior year quarter. This decrease was offset by $3 million of higher IT expenses in 2022, $1 million from increased travel expenses as Covid restrictions eased and $2 million of higher bad debt expenses. As a percentage of net sales, SG&A for the fourth quarter of 2022 was 5.8% flat to 2021.

Interest expense in the fourth quarter of 2022 was $21 million as compared to $23 million in the fourth quarter of 2021. The decrease is primarily due to interest expense on our Series B Preferred Stock in 2021 but no longer in 2022 due to early redemption.

Non-operating income increased to $48 million in the fourth quarter of 2022 from $12 million in the fourth quarter of 2021. The increase in income is primarily related to $27 million of interest income recorded in 2022 from unrealized marked-to-market gains on our defined benefit pension plans.

Reorganization items - net was decreased to $1 million in the fourth quarter of 2022 from $5 million in the fourth quarter of 2021 related to professional services for the Company's Chapter 11 cases.

Net income for the fourth quarter of 2022 was $112 million as compared to $128 million in the fourth quarter of 2021. The decrease of $16 million is primarily a result of $6 million of higher gross profit and $36 million of higher non-operating income as discussed in the above sections, partially offset by higher tax expense of $63 million. The net income margin decreased to 12.5% in the fourth quarter of 2022 as compared to 14.8% in the fourth quarter of 2021.

Net cash provided by operating activities totaled $137 million in the fourth quarter of 2022 as compared to $136 million in the fourth quarter of 2021, primarily due to unfavorable impacts from working capital of $60 million and $16 million from net income as mentioned above, $49 million increase in non-cash adjustments, offset by $28 million of changes in other assets and liabilities.

Non-GAAP Financial Measures
Adjusted EBITDA increased to $140 million in the fourth quarter of 2022 as compared to $129 million in the fourth quarter of 2021. The increase was mainly due to product mix, improved productivity and inflation pass-through net of pricing, partially offset by commodities, transportation and energy inflation, as well as unfavorable foreign exchange impacts. The Adjusted EBITDA margin increased to 15.6% in the fourth quarter of 2022 as compared to 15.0% in the fourth quarter of 2021.
Adjusted free cash flow, which excludes reorganization items, repositioning charges (primarily severance costs related to internal restructuring projects) and stock compensation expense, was $132 million in the fourth quarter of 2022 as compared $151 million in the fourth quarter of 2021. The decrease in adjusted free cash flow was primarily due to lower contribution from working capital partially offset by lower cash interest and cash taxes.
Liquidity and Capital Resources
As of December 31, 2022, Garrett had $721 million in available liquidity, including $246 million in cash and cash equivalents and approximately $475 million of undrawn commitments under its revolving credit facility. As of September 30, 2022, Garrett had $634 million in available liquidity, including $159 million in cash and cash equivalents and approximately $475 million undrawn commitments under its revolving credit facility.
As of December 31, 2022, total principal amount of debt outstanding totaled $1,186 million, up from $1,146 million as of September 30, 2022, due to the foreign exchange rate impact on the EUR 450 million tranche.
Emergence from Chapter 11
As previously announced, on April 30, 2021, Garrett emerged from its pending Chapter 11 cases, successfully completing the restructuring process and implementing the Plan of Reorganization that was confirmed by the U.S. Bankruptcy Court for the Southern District of New York.
Full Year 2023 Outlook
Garrett is providing the following outlook for the full year 2023 for certain GAAP and Non-GAAP financial measures.

Full Year 2023 Outlook
Net sales (GAAP)	$3.55 billion to $3.85 billion
Net sales growth at constant currency (Non-GAAP)*	+1% to +6%
Net income (GAAP)	$255 million to $300 million
Adjusted EBITDA (Non-GAAP)*	$555 million to $615 million
Net cash provided by operating activities (GAAP)	$390 million to $490 million
Adjusted free cash flow (Non-GAAP)*	$300 million to $400 million
* See reconciliations to the nearest GAAP measure in pages 5-13.
Garrett’s full year 2023 outlook, as of February 14, 2023, includes the following expectations:
•2023 light vehicle industry production in line with 2022;
•2023 Euro/dollar assumption of 1.05 EUR to 1.00 USD flat to 2022;
•R&D investment at 4.6% of sales in 2023 flat to 2022, >50% on electrification technologies;
•Capital expenditures at 2.4% of sales, 20% into electrification technologies;
•2023 assumed volume of 14 million units reflecting share-of-demand increases

Conference Call
Garrett will host a conference call on Tuesday, February 14, 2023 at 8:30 am Eastern Time / 2:30 pm Central European Time. The conference call will be broadcast over the Internet and include a slide presentation. To access the webcast and supporting materials, please visit the investor relations section of Garrett’s website at http://investors.garrettmotion.com/. To participate dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 9759644. A replay of the of the conference call will be available by dialing +1-877-344-7529 (US) or +1-412-317-0088 (international) using the access code 8401030. The webcast will be archived on Garrett’s website for replay.
Forward-Looking Statements
This release contains “forward-looking statements” within the Private Securities Reform Act of 1995. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding inflationary pressure on Garrett's business and management's inflation mitigation strategies, financial results and financial conditions, industry trends and anticipated demand for our products, Garrett’s strategy, anticipated supply constraints, including with respect to semiconductor, anticipated developments in emissions standards, trends including with respect to production volatility and volume, Garrett's capital structure, anticipated new product development plans for the future including expected R&D expenditures, anticipated impacts of partnerships with third parties, and Garrett's outlook for 2023. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2022, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.
Non-GAAP Financial Measures
This release includes the following Non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Free Cash Flow. The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends. Garrett believes that the Non-GAAP measures presented herein are important indicators of operating performance because they exclude the effects of certain items, therefore making them more closely reflect our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Non-GAAP financial measures, see the Appendix to this presentation and our annual report on Form 10-K for the year ended December 31, 2022.
About Garrett Motion Inc.
Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Contacts:
MEDIA	INVESTOR RELATIONS
Christophe Mathy	Eric Birge
41.78.643.7194	1.734.228.9529
Christophe.Mathy@garrettmotion.com	Eric.Birge@garrettmotion.com

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Dollars in millions, except per share amounts)
Net sales	$898	$862	$3,603	$3,633
Cost of goods sold	737	707	2,920	2,926
Gross profit	161	155	683	707
Selling, general and administrative expenses	52	50	216	216
Other expense, net	—	—	2	1
Interest expense	21	23	82	93
Loss on extinguishment of debt	—	—	5	—
Non-operating income	(48)	(12)	(121)	(16)
Reorganization items, net	1	5	3	(125)
Income before taxes	135	89	496	538
Tax expense	23	(39)	106	43
Net income	112	128	390	495
Less: preferred stock dividend	(40)	(37)	(157)	(97)
Net income available for distribution	$72	$91	$233	$398

Earnings per share
Basic	$0.23	$0.29	$0.75	$1.69
Diluted	$0.23	$0.29	$0.75	$1.56

Weighted average common shares outstanding
Basic	64,825,467	64,818,700	64,708,635	69,706,183
Diluted	65,460,507	64,915,470	65,075,992	317,503,300

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Dollars in millions)
Net income	$112	$128	$390	$495
Foreign exchange translation adjustment	(14)	1	(1)	38
Defined benefit pension plan adjustment, net of tax	(9)	36	(9)	36
Changes in fair value of effective cash flow hedges, net of tax	(20)	3	6	10
Changes in fair value of net investment hedges, net of tax	(43)	14	44	41
Total other comprehensive (loss) income, net of tax	(86)	54	40	125
Comprehensive income	$26	$182	$430	$620

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$246	$423
Restricted cash	2	41
Accounts, notes and other receivables – net	803	747
Inventories – net	270	244
Other current assets	110	56
Total current assets	1,431	1,511
Investments and long-term receivables	30	28
Property, plant and equipment – net	470	485
Goodwill	193	193
Deferred income taxes	232	289
Other assets	281	200
Total assets	$2,637	$2,706
LIABILITIES
Current liabilities:
Accounts payable	$1,048	$1,006
Current maturities of long-term debt	7	7
Mandatorily redeemable Series B Preferred Stock	—	200
Accrued liabilities	320	295
Total current liabilities	1,375	1,508
Long-term debt	1,148	1,181
Mandatorily redeemable Series B Preferred Stock – long-term	—	195
Deferred income taxes	25	21
Other liabilities	205	269
Total liabilities	$2,753	$3,174
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Series A Preferred Stock, par value 0.001; 245,089,671 and 245,921,617 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	$—	$—
Common Stock, par value 0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 64,943,238 and 64,570,950 issued and 64,832,609 and 64,570,950 outstanding as of December 31, 2022 and December 31, 2021, respectively	—	—
Additional paid – in capital	1,333	1,326
Retained deficit	(1,485)	(1,790)
Accumulated other comprehensive income (loss)	36	(4)
Total deficit	(116)	(468)
Total liabilities and deficit	$2,637	$2,706

CONSOLIDATED STATEMENTS OF CASH FLOWS	Year Ended December 31,
	2022	2021
	(Dollars in millions)
Cash flows from operating activities:
Net income	$390	$495
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Reorganization items, net	—	(435)
Deferred income taxes	46	(36)
Depreciation	84	92
Amortization of deferred issuance costs	8	7
Interest payments, net of debt discount accretion	(19)	19
Loss on extinguishment of debt	5	—
Foreign exchange (gain) loss	(1)	7
Stock compensation expense	11	7
Pension expense	(28)	(2)
Change in fair value of derivatives	(65)	1
Other	1	(11)
Changes in assets and liabilities:
Accounts, notes and other receivables	(102)	18
Inventories	(48)	(31)
Other assets	34	(32)
Accounts payable	108	(75)
Accrued liabilities	(17)	(46)
Obligations payable to Honeywell	—	(375)
Other liabilities	(32)	87
Net cash provided by (used for) operating activities	$375	$(310)
Net cash used for investing activities
Expenditures for property, plant and equipment	(91)	(72)
Other	—	1
Net cash used for investing activities	$(91)	$(71)
Cash flows from financing activities:
Proceeds from issuance of Series A Preferred Stock	—	1,301
Proceeds from issuance of long-term debt, net of deferred financing costs	—	1,221
Payments of long-term debt	(7)	(1,517)
Payments of revolving credit facilities	—	(370)
Payments of debtor-in-possession financing	—	(200)
Redemption of Series B Preferred Stock	(381)	(201)
Payments for Cash-Out election	—	(69)
Payments for share repurchases	(7)	(19)
Payments for dividends	(83)	—
Debt financing costs	(4)	(7)
Net cash (used for) provided by financing activities	$(482)	$139
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(18)	13
Net decrease in cash, cash equivalents and restricted cash	(216)	(229)
Cash, cash equivalents and restricted cash at beginning of period	464	693
Cash, cash equivalents and restricted cash at end of period	$248	$464
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	42	61
Interest paid	65	61
Reorganization items paid	5	350
Supplemental disclosure of non-cash investing and financing activities:
Issuance of Series B Preferred Stock	—	577
Expenditures for property, plant and equipment in accounts payable	33	32

Reconciliation of Net Income (Loss) to Adjusted EBITDA(1)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Dollars in millions)
Net income — GAAP	$112	$128	$390	$495
Net interest expense	11	15	6	82
Tax expense	23	(39)	106	43
Depreciation	20	22	84	92
EBITDA (Non-GAAP)	166	126	586	712
Other expense, net (2)	—	—	2	—
Reorganization items, net (3)	1	5	3	(125)
Stock compensation expense (4)	3	2	11	7
Repositioning charges (5)	—	2	4	16
Foreign exchange loss (gain) on debt, net of related hedging loss (gain)	—	—	—	9
Loss on extinguishment of debt	—	—	5	—
Other non-operating income (6)	(30)	(3)	(41)	(12)
Professional service costs (7)	—	(1)	—	—
Capital tax expense (8)	—	(2)	—	—
Adjusted EBITDA (Non-GAAP)	$140	$129	$570	$607

Net sales	$898	$862	$3,603	$3,633

Net income margin	12.5%	14.8%	10.8%	13.6%
Adjusted EBITDA margin (Non-GAAP) (9)	15.6%	15.0%	15.8%	16.7%
(1)We evaluate performance on the basis of EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income calculated in accordance with U.S. GAAP, plus the sum of net interest expense, tax expense and depreciation. We define “Adjusted EBITDA” as EBITDA, plus the sum of net reorganization items, stock compensation expense, repositioning costs, net foreign exchange (gain)/loss on debt, loss on extinguishment on debt, discounting costs on factoring and other non-operating income. We believe that EBITDA and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•EBITDA and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measure our operational performance; and
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.

(2)    Other expense, net includes factoring and notes receivable discount fees.
(3)    The Company applied ASC 852 for periods subsequent to September 20, 2020, the date the Company and certain of its subsidiaries each filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code, to distinguish transactions and events that were directly associated with the Company’s reorganization from the ongoing operations of the business. Accordingly, certain expenses and gains incurred during the Chapter 11 cases are recorded within Reorganization items, net in the Consolidated Statements of Operations.
(4)    Stock compensation expense includes only non-cash expenses.
(5)     Repositioning costs includes severance costs related to restructuring projects to improve future productivity.
(6)     Reflects the non-service component of net periodic pension costs and other income that are non-recurring or not considered directly related to the Company's operations.
(7)    Professional service costs consist of professional service fees related to strategic planning for the Company. Costs incurred in 2021 relate to strategic planning activities for the Company which occurred following the Effective Date. We consider these costs to be unrelated to our ongoing core business operations.
(8)    Relates to capital tax payable in the canton of Vaud, Switzerland, for which the cantonal corporate income tax may be credited against.
(9)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Garrett
Reported sales % change	4%	(14)%	(1)%	20%
Less: Foreign currency translation	(11)%	(1)%	(9)%	5%
Constant Currency sales % change	15%	(13)%	8%	15%

Gasoline
Reported sales % change	6%	(15)%	5%	21%
Less: Foreign currency translation	(11)%	0%	(8)%	6%
Constant Currency sales % change	17%	(15)%	13%	15%

Diesel
Reported sales % change	1%	(31)%	(9)%	14%
Less: Foreign currency translation	(12)%	(2)%	(10)%	5%
Constant Currency sales % change	13%	(29)%	1%	9%

Commercial vehicles
Reported sales % change	4%	2%	(5)%	28%
Less: Foreign currency translation	(10)%	(1)%	(8)%	3%
Constant Currency sales % change	14%	3%	3%	25%

Aftermarket
Reported sales % change	8%	16%	9%	23%
Less: Foreign currency translation	(6)%	(2)%	(6)%	2%
Constant Currency sales % change	14%	18%	15%	21%

Other Sales
Reported sales % change	(7)%	(11)%	(11)%	0%
Less: Foreign currency translation	(10)%	(3)%	(9)%	2%
Constant Currency sales % change	3%	(8)%	(2)%	(2)%
(1)    We previously referred to “constant currency sales growth” as “organic sales growth.” We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. This is the same definition we previously used for “organic sales growth”. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Dollars in millions)
Net cash provided by (used for) operating activities	$137	$136	$375	$(310)
Expenditures for property, plant and equipment	(13)	2	(91)	(72)
Net cash provided by (used for) operating activities less expenditures for property, plant and equipment	124	138	284	(382)
Stalking horse termination reimbursement	—	—	—	79
Chapter 11 professional service costs	1	8	5	220
Honeywell Settlement as per Emergence Agreement	—	—	—	375
Chapter 11 related cash interests	—	—	—	41
Stock compensation cash	—	—	—	10
Repositioning cash	—	7	4	14
Factoring and P-notes	7	(2)	20	10
Adjusted free cash flow (Non-GAAP) (1)	$132	$151	$313	$367
(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including Chapter 11 related items and cash flow impacts for factoring and guaranteed bank notes activity.

Full Year 2023 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2023 Full Year
	Low End	High End
Reported net sales (% change)	(1)%	7%
Foreign currency translation	(2)%	1%
Full year 2023 Targeted Net Sales Growth at Constant Currency (Non-GAAP)	1%	6%

Full Year 2023 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2023 Full Year
	Low End	High End
	(Dollars in millions)
Net income - GAAP	$255	$300
Net interest expense	103	103
Tax expense	80	95
Depreciation	89	89
Full year 2023 Outlook EBITDA (Non-GAAP)	527	587
Non-operating income	1	1
Stock compensation expense	19	19
Repositioning charges	8	8
Full Year 2023 Outlook Adjusted EBITDA (Non-GAAP)	$555	$615

Full Year 2023 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2023 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$390	$490
Expenditures for property, plant and equipment	(90)	(90)
Full year 2023 Outlook Adjusted Free Cash Flow (Non-GAAP)	$300	$400